EXHIBIT 99.1

[RAE SYSTEMS LOGO]

Company Contact:	IR Agency Contact:
Bob Durstenfeld	David Barnard, CFA
877-723-2878	415-433-3777
investorrelations@raesystems.com	David@lhai-sf.com

RAE Systems Reports Fourth Quarter and Year-end 2004 Results

-Fourth Quarter Revenue Increased 75% from the Fourth Quarter of 2003-

-Annual 2004 Revenue Increased 46% from 2003-

SUNNYVALE, Calif. – February 17, 2005 – RAE Systems Inc. (AMEX: RAE), a leading global developer and manufacturer of rapidly-deployable, multi-sensor chemical and radiation detection monitors and networks for homeland security and industrial applications, today reported results for the fourth quarter and full year of 2004.

“RAE Systems achieved many important milestones in 2004, including expanding in markets around the world, acquiring key distributors in Europe and Asia, and focusing on the development of cutting-edge products for hazardous environment sensing. In addition, we celebrated 10 years of manufacturing in China,” said Robert I. Chen, chief executive officer of RAE Systems. “We are executing on our vision of becoming the preferred provider of hazardous environment data —whether from personal monitors, wireless sensing systems or wired networks — to the first responders, security organizations and industrial users who must make life-critical decisions on a daily basis.”

Fourth Quarter Financials

For the fourth quarter of 2004, RAE Systems reported revenue of $15.0 million as compared to revenue of $8.6 million for the same quarter in 2003, an increase of 75 percent. The growth in revenue was largely attributable to sales from KLH, which contributed $4.7 million in revenue for the quarter, as well as from increased sales of our integrated systems products and patented photoionization detection (PID) products for homeland security.

Gross margins for the fourth quarter of 2004 were 54 percent as compared to 62 percent for the fourth quarter of 2003. The decrease was primarily attributable to an increase in sales from KLH’s distribution business, which carries lower gross margins. Net income for the fourth quarter of 2004 was $315,000 or $0.01 diluted earnings per share, as compared to net income of $483,000 for the same period in 2003, or $0.01 diluted earnings per share.

Sales and marketing expenses were $3.6 million or 24 percent of revenue for the fourth quarter of 2004 as compared to $2.2 million or 26 percent of revenue for the fourth quarter of 2003. The increase in sales and marketing expenses was related to the addition of our KLH acquisition as well as an increase in sales infrastructure in Europe.

Research and development expenses were $1.3 million or 9 percent of revenue for the fourth quarter of 2004. For the fourth quarter of 2003, research and development expenses were $803,000 or 9 percent of revenue. The additional expenses were mainly due to the development of several gas detection products, including the ToxiRAE 2 and EntryRAE, our new 5-gas confined space entry product as well as the further development of our radiation detection products.

General and administrative expenses for the fourth quarter of 2004 were $2.6 million dollars or 18 percent of revenue as compared to $1.4 million or 16 percent for the fourth quarter of 2003. The additional expenses were primarily attributable to costs of complying with Section 404 of the Sarbanes Oxley Act, non-cash charges associated with the issuances of warrants and options, the addition of KLH’s G &A expenses, increased legal fees, and to build the infrastructure to position the Company for future growth.

For the fourth quarter of 2004, the Company’s tax provision was $35,000 or 6 percent of pretax income. The provision was below statutory rates, largely due to the utilization of research and development credits.

Fourth Quarter 2004 Key Highlights and Developments

•	Appointed Donald W. Morgan as chief financial officer of RAE Systems.

•	Florida and Kentucky National Guard Civil Support Teams and North Carolina Rapid Response Team purchased Rapid Deployment Kits.

•	U.S. military purchased our top selling aviation wing tank entry kits.

•	NASA purchased our PID instruments for rocket fuel monitoring.

•	U.S. Military chemical weapons school purchased our most sensitive PID products.

•	Armed services purchased our NeutronRAE radiation pagers for base protection.

2004 Financials

For 2004, RAE Systems reported revenue of $45.8 million as compared to revenue of $31.3 million in 2003, an increase of 46 percent. KLH, which was acquired in June of 2004, contributed approximately $8.0 million in revenue for the year.

Gross margins for 2004 were 60 percent as compared to 61 percent for 2003. Net income for 2004 was $2.5 million, or $0.04 diluted earnings per share, as compared to net income of $2.8 million for 2003, or $0.06 diluted earnings per share.

Sales and marketing expenses were $11.0 million for 2004 or 24 percent of revenue as compared to $7.3 million or 23 percent of revenue for 2003. Research and development expenses were $4.3 million or 9 percent of revenue for 2004 as compared to $3.0 million or 10 percent of revenue for 2003. General and administrative expenses were $8.2 million or 18 percent of revenue for 2004, as compared to $5.2 million or 16 percent of revenue for 2003.

Chen continued, “RAE Systems has laid the foundation for continued growth in multiple key markets around the world and we are confident of achieving our goal of $55 to $60 million dollars in revenue in 2005.”

2004 Key Highlights and Developments

•	Acquired 64 percent of KLH, a Beijing-based, hazardous environment detection company in June 2004.

•	Launched new products, including ppbRAE Plus, AreaConnect 500, AutoRAE, and EntryRAE.

•	Successfully demonstrated RAEWatch wireless sensor networks in three separate venues.

•	Major oil company purchased AreaRAEs, Rapid Deployment Kits, UltraRAEs and RAEGuard monitors.

•	Major agribusiness company purchased our RAEGuard and MultiRAEs to monitor their production of BioDiesel and Ethanol fuels.

•	U.S. Fire departments continued their adoption of MultiRAEs and Rapid Deployment Kits for perimeter monitoring of hazardous material accidents and major public events.

•	Awarded U.S. patent 6,734,435 for pioneering photoionization detection (PID) improvements.

•	Provided public venue protection for New Years Celebrations, the 2004 Super Bowl, the Greek Olympics, the World Series, the Presidential Debates, political party conventions and many other high profile events.

Sarbanes Oxley Certification Update

RAE Systems Inc. is continuing in its efforts to comply with Section 404 of the Sarbanes-Oxley Act, which requires the Company to satisfy certain internal control requirements. As an “accelerated filer,” the Company is required to comply with Section 404 of the Act for the year ended December 31, 2004. While the Company has worked diligently to meet the Section 404 requirements, the Company has not yet fully completed its documentation and testing of internal control over financial reporting as of December 31, 2004. At this time, the Company believes that it will complete its documentation and testing within the next 60 days, at which time such information will be provided to the Company’s independent accountants for their testing. The Company has been advised by its independent accountants that the Company’s timetable for completing its documentation and testing will likely be too late for its independent accountants to adequately test and conclude on the Company’s internal controls over financial reporting as of December 31, 2004; accordingly, the independent accountants will likely disclaim an opinion on management’s assessment of internal controls and on the effectiveness of internal controls as of December 31, 2004. In connection with the work performed to date on its internal controls, the

Company is aware of several matters that represent material weaknesses as defined by the Public Company Accounting Oversight Board. These material weaknesses relate to (i) inadequate controls pertaining to the Company’s information technology infrastructure in the area of security and data protection; (ii) inadequate controls pertaining to the Company’s review and oversight of subsidiary financial information originating at the newly acquired KLH subsidiary; and (iii) inadequate controls pertaining to the preparation or maintenance of adequate documentation in support of all disbursements made at the newly acquired KLH subsidiary. The Company is taking remedial action to address these material weaknesses and believes that the action taken to date provides reasonable assurance regarding the accuracy of the Company’s financial information.

About RAE Systems

RAE Systems is a leading global developer and manufacturer of rapidly deployable, multi-sensor chemical detection monitors and networks for homeland security and industrial applications. In addition, RAE Systems offers a full line of portable single-sensor chemical and radiation detection products. RAE Systems’ products enable the military and first responders such as firefighters, law enforcement and other emergency management personnel to detect and provide early warning of weapons of mass destruction and other hazardous materials. Industrial applications include the detection of toxic industrial chemicals, volatile organic compounds and petrochemicals. RAE Systems’ products are used by many U.S. government agencies, including the Department of Homeland Security, the Department of Justice, and the Department of State, as well as all branches of the U.S. military, and by numerous city and state agencies. Our end users also include many of the world’s leading corporations in the airline, automotive, computer and oil industries. Our products are used in civilian and government atmospheric monitoring programs in over 50 countries. For more information about RAE Systems, please visit www.RAESystems.com.

Safe Harbor Statement

This press release may contain “forward-looking” statements, as that term is used in Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include, without limitation: expressions of “belief,” “anticipation,” or “expectations” of management; statements as to industry trends or future results of operations of RAE Systems and its subsidiaries; and other statements that are not historical fact. These types of statements address matters that are subject to risks and uncertainties, which could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the general economic and industry factors and receptiveness of the market to RAE Systems and its products. In addition, our forward-looking statements should be considered in the context of other risk factors discussed in our filings with the Securities and Exchange Commission, including but not limited to our annual report on Form 10-K and Form 10-Q filings, available online at http://www.sec.gov. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.

RAE Systems Inc.

Consolidated Balance Sheets

	December 31, 2004	December 31, 2003
Assets

Current Assets:
Cash and cash equivalents	$21,566,000	$7,512,000
Short-term investments	6,745,000	—
Notes receivable	535,000	—
Accounts receivable, net of allowance for doubtful accounts of $665,000 and $176,000, respectively	9,934,000	5,380,000
Accounts receivable from affiliate	119,000	—
Inventories	7,675,000	3,659,000
Prepaid expenses and other current assets	1,558,000	762,000
Deferred income taxes	1,392,000	666,000

Total Current Assets	49,524,000	17,979,000

Property and Equipment, net	11,287,000	1,748,000

Long Term Investments	4,500,000	—

Intangible Assets	2,150,000	—

Deposits and Other Assets	1,172,000	327,000

Investment in Unconsolidated Affiliate	156,000	509,000

	$68,789,000	$20,563,000
Liabilities and Shareholders’ Equity

Current Liabilities:
Accounts payable	$3,449,000	$1,611,000
Notes payable—related parties	859,000	—
Accounts payable to affiliate	—	594,000
Accrued expenses	5,643,000	2,159,000
Income taxes payable	417,000	948,000
Current portion of deferred revenue	722,000	67,000
Current portion of capital lease obligations	—	122,000

Total Current Liabilities	11,090,000	5,501,000

Long Term Notes Payable—Related Parties	824,000	—
Minority Interest in Consolidated Entities	4,288,000	—
Deferred Revenue, net of current portion	119,000	102,000

Total Liabilities	16,321,000	5,603,000

Commitments and Contingencies

Shareholders’ Equity:
Common stock, $0.001 par value; 200,000,000 shares authorized; 57,315,175 and 46,824,626 shares issued and outstanding, respectively	57,000	47,000
Additional paid-in capital	53,660,000	18,753,000
Cumulative other comprehensive income	138,000	7,000
Accumulated deficit	(1,387,000)	(3,847,000)

Total Shareholders’ Equity	52,468,000	14,960,000

	$68,789,000	$20,563,000

RAE Systems Inc.

Consolidated Statements of Operations

	Three months ended December 31,		Year ended December 31,
	2004	2003	2004	2003
Net Sales	$14,962,000	$8,565,000	$45,794,000	$31,333,000
Cost of Sales	6,937,000	3,274,000	18,544,000	12,086,000

Gross Margin	8,025,000	5,291,000	27,250,000	19,247,000

Operating Expenses:
Sales and marketing	3,630,000	2,214,000	11,049,000	7,277,000
Research and development	1,330,000	803,000	4,295,000	2,983,000
General and administrative	2,641,000	1,402,000	8,181,000	5,162,000

Total Operating Expenses	7,601,000	4,419,000	23,525,000	15,422,000

Operating Income	424,000	872,000	3,725,000	3,825,000

Other Income (Expense):
Interest income	109,000	7,000	333,000	31,000
Interest expense	(7,000)	(12,000)	(17,000)	(32,000)
Other, net	144,000	(25,000)	194,000	(38,000)
Equity in loss of unconsolidated affiliate	(92,000)	(77,000)	(353,000)	(276,000)

Total Other Income (Expense)	154,000	(107,000)	157,000	(315,000)

Income Before Income Taxes and Minority Interest	578,000	765,000	3,882,000	3,510,000

Income Taxes	35,000	282,000	1,068,000	732,000

Income Before Minority Interest	543,000	483,000	2,814,000	2,778,000

Minority interest in income of consolidated subsidiaries	(228,000)	—	(353,000)	—

Net Income	$315,000	$483,000	$2,461,000	$2,778,000
Basic Earnings Per Common Share	$0.01	$0.01	$0.04	$0.06
Diluted Earnings Per Common Share	$0.01	$0.01	$0.04	$0.06
Weighted-average common shares outstanding	57,109,187	46,694,798	55,809,638	46,179,770
Stock options	3,088,414	4,339,185	2,771,948	3,277,950

Diluted weighted-average common shares outstanding	60,197,601	51,033,983	58,581,586	49,457,720